EXHIBIT 2

SCHEDULE A

Transactions during the past 60 days

					Price Range
Name	Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Minimum	Maximum
Mohamad H. Makhzoumi and Katherine Makhzoumi, as Trustees of the Makhzoumi Family Trust dated February 11, 2016 (the “Makhzoumi Family Trust”)	August 13, 2025	Open Market Sale	400	$67.2400	$67.24	$67.24
Makhzoumi Family Trust	August 13, 2025	Open Market Sale	2,222	$68.7439	$68.32	$69.13
Makhzoumi Family Trust	August 13, 2025	Open Market Sale	5,312	$70.5407	$69.83	$70.82
Makhzoumi Family Trust	August 13, 2025	Open Market Sale	1,623	$70.9653	$70.84	$71.13
Baskett-McKay Family Trust dtd 3/12/2014	August 13, 2025	Open Market Sale	2,334	$70.7857	$70.22	$71.14
Baskett-McKay Family Trust dtd 3/12/2014	August 13, 2025	Open Market Sale	5,432	$71.6708	$71.22	$72.13
Baskett-McKay Family Trust dtd 3/12/2014	August 13, 2025	Open Market Sale	1,370	$72.6699	$72.41	$72.83
Anthony A. Florence, Jr.	August 13, 2025	Open Market Sale	4,271	$70.8366	$70.70	$71.64
Anthony A. Florence, Jr.	August 13, 2025	Open Market Sale	5,187	$72.5035	$71.71	$72.64
New Enterprise Associates, LLC	August 13, 2025	Open Market Sale	6.3968	$70.8032	$70.09	$71.04
New Enterprise Associates, LLC	August 13, 2025	Open Market Sale	32.4242	$71.6509	$71.095	$72.05
New Enterprise Associates, LLC	August 13, 2025	Open Market Sale	9.1790	$72.6636	$72.27	$72.94
NEA Investment Holdings CF, LLC	August 13, 2025	Open Market Sale	1,375.438	$70.8032	$70.09	$71.04
NEA Investment Holdings CF, LLC	August 13, 2025	Open Market Sale	6,971.983	$71.6509	$71.095	$72.05
NEA Investment Holdings CF, LLC	August 13, 2025	Open Market Sale	1,973.578	$72.6636	$72.27	$72.94

* The Reporting Persons undertake to provide to the SEC staff, upon request, full information regarding the number of shares purchased at each price within the ranges set forth in the table above.